LOUIS DREYFUS NATURAL GAS CORP.

            Non-Employee Director Deferred Stock Compensation Program
                      (as adopted effective July 23, 1998)

     The Board of Directors of Louis Dreyfus Natural Gas Corp. (the "Company") has authorized and approved a deferred stock compensation program for non-employee directors of the Company (the "Deferred Stock Program") pursuant to which non-employee directors will receive annual awards of Common Stock of the Company and may elect to receive additional shares of Common Stock in lieu of all or a portion of their cash fees. The terms of the Deferred Stock Program are summarized below.

o All directors of the Company who are not employees of the Company shall be eligible to participate in the Deferred Stock Program.

o Upon commencement of the Deferred Stock Program on or about July 23, 1998, each current non-employee director of the Company shall receive a deferred stock award of 1,000 shares of Common Stock of the Company.

o Each future non-employee director that is not a director on July 23, 1998 shall receive a deferred stock award of 1,000 shares of Common Stock of the Company upon election as a director.

o Each non-employee director shall receive a deferred stock award of 1,000 shares of Common Stock of the Company immediately following each annual meeting of the shareholders of the Company commencing with the annual meeting held in the calendar year following the date of the initial deferred stock award received by the non-employee director under the Deferred Stock Program.

o Each non-employee director of the Company may elect to receive all or a portion of the annual cash fees that the non-employee director would otherwise be entitled to receive from the Company in the form of deferred stock. Such elections shall be made on an annual basis and shall specify the amount of the non-employee director's annual cash fee that the non-employee director elects to receive in the form of deferred stock. No election may be modified or revoked during the period covered by the election. The elections shall be made by existing non-employee directors in December of each year and by new non-employee directors upon election as a director.

o Shares of deferred stock to be issued in lieu of cash fees shall be issued as soon as practicable following the date in the applicable year upon which the cash fees for the year otherwise would have become payable in accordance with the non-employee director cash compensation policies of the Company in effect from time to time (currently following the reelection of non-employee directors at the Company's annual meeting of shareholders). For purposes of determining the number of deferred shares to be issued in lieu of a specific dollar amount of cash fees, the deferred shares shall be valued at the price paid by the Company to acquire the shares, including any brokerage commissions or other fees paid by the Company.

o Shares of Common Stock to be issued in connection with the Deferred Stock Program shall be issued exclusively from treasury stock held from time to time by the Company and shall be issued to a "Rabbi Trust" (the "Trust") established under a Deferred Stock Trust Agreement (the "Trust Agreement") between the Company and Bank of Oklahoma, N.A., as initial trustee. The shares shall be held by the trustee and distributed to non-employee directors as provided in the Trust Agreement.

o The shares held in the Trust for the benefit of a non-employee director shall be delivered to the non-employee director upon his or her termination of service as a director. The shares may also be delivered to the non-employee directors at such other times as the Company may determine.

o All shares held in the Trust shall be delivered to the non-employee directors upon a "Change in Control"


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         of the Company. "Change in Control" is defined in the Trust Agreement and has the same meaning as in the Company's Stock Option Plan.

o Each non-employee director will have the right to direct the Trustee how to vote the shares held for his or her benefit in the Trust.

o Any cash dividends paid with respect to the shares held in the Trust will be held by the Trustee and invested in interest an bearing account and will be paid to the non-employee directors at the same time that the shares are delivered from the Trust. The shares held in the Trust will also participate in any subdivision or consolidation of shares of stock of the Company or other capital adjustment or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company. Any certificates or other securities issued in connection with such events will be held in the Trust and will be delivered to the non-employee directors at the same time that the initial award shares are delivered from the Trust or at such other time as the Company may direct. In the event that the shares held by the Trust are sold or converted into cash or any security other than an equity security of the Company or a successor ("Proceeds") in the manner permitted by the Trust Agreements, such Proceeds will not be held in the Trust but will promptly be paid and distributed directly to the participating non-employee directors.

o Nothing in the Deferred Stock Program shall be construed to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action will have an adverse effect on a non-employee director or his or her awards under the Deferred Stock Program.

o The beneficial interests of the non-employee directors in the Trust or in the shares held in the Trust may not be assigned either voluntarily or involuntarily or by operation or law unless and until the shares are delivered to the non-employee director, except in the event of death pursuant to the laws of descent and distribution or to the non-employee director's designated beneficiary.

o Awards under the Deferred Stock Program shall constitute an unfunded promise by the Company to deliver the shares to the non-employee directors as provided in the Trust Agreement and non-employee directors shall have no rights with respect to the shares except for the right to vote as described above. Accordingly, no transfer of the shares shall occur for purposes of the Internal Revenue Code until delivery of the shares to the non-employee directors occurs.

o The Board of Directors may at any time amend, alter or discontinue the Deferred Stock Program in such manner as it may deem advisable. However, no amendment, alteration or discontinuation of the Deferred Stock Program shall adversely affect any deferred stock grants made prior to the time of such amendment, alteration or discontinuation, except with the consent of the affected non-employee director.


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